EXHIBIT 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree that this Statement on Schedule 13G relating to the Common Stock of Vision Industries Corp. is being filed with the Securities and Exchange Commission on behalf of each of them.

Dated:   December 21, 2011

Novium Opportunity Umbrella SICAV PLC–Quality Investment Fund

By /s/ Paolo Brückner

Novium AG

By /s/ Paolo Brückner

By /s/ Raul Cortes

/s/ Paolo Brückner
Paolo Brückner

/s/ Raul Cortes
Raul Cortes

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